Exhibit 99.1

International Rectifier Revises September Quarter Financial Outlook

EL SEGUNDO, Calif. — (BUSINESS WIRE) — October 10, 2005 — International Rectifier Corporation (NYSE:IRF) today announced that, based on preliminary data, revenue for its fiscal 2006 first quarter ending September is expected to be approximately $273 million, down about 3 percent from June-quarter revenue of $281.8 million. Gross margin in the September quarter is expected to be approximately 40.5 percent versus 43.5 percent in the June quarter. On the July 28 conference call, IR had guided revenue to be flat to up 4 percent and gross margin to be flat to down 2 percentage points in the September quarter. Adjusted earnings per share on a diluted basis is expected to be $0.40-0.42 for the September quarter. Including charges from previously announced restructuring and severance activities, GAAP earnings per share on a diluted basis is expected to be $0.35-0.37.

CEO Alex Lidow said, “Although demand for our Focus products exceeded expectations in the September quarter, a large percentage of the orders came late in the quarter and the product mix was different than what was forecasted. At the same time, the company did not have the incremental capacity to respond to the mix change by the end of the quarter. Additional planned capacity is scheduled to be brought online by the end of the calendar year.

“We expect revenue to be up in the December quarter due to strong demand for our Focus products and a favorable seasonal pattern.”

Additional details and commentary regarding the September quarter results and guidance for the December quarter will be provided in the company’s upcoming earnings report on Thursday, October 27, at approximately 1:30 p.m. Pacific time, and conference call at 2:15 p.m. Pacific time. Participants may join the call by dialing 212-896-6121 by 2:10 p.m. Pacific time, or may listen over the Internet at http://investor.irf.com, or through StreetEvents at http://www.streetevents.com or Vcall at http://www.vcall.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. A taped replay of this call will be available from approximately 4:15 p.m. Pacific time on Thursday, October 27, through 4:15 p.m. Pacific time on Tuesday, November 1. To listen to the replay by phone, call 800-633-8284 and enter reservation number 21230148. International callers may dial 402-977-9140 and use the same reservation number. To listen to the replay over the Internet, please go to http://investor.irf.com.

About International Rectifier

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

Contact Information

Steve Harrison

310.252.7731

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “expect”, “expected” or “scheduled”.  Such forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include the failure of market demand to materialize as anticipated (and the product mix of that demand); the failure of our ability to adequately align our installed capacity with market demand or product mix; delays in our ability to increase capacity in our facilities to meet demand and the appropriate mix of demand; impacts on revenues due to pricing pressures;  impacts due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry conditions; unfavorable changes in  economic conditions in the company’s markets around the world; the unfavorable impact of laws and regulations, including tax and export regulations and policies; any adverse impact from quality and product disputes, claims, litigation, investigations, returns and recalls; impacts on our royalties from patent licensee redesign or a decline in sales by licensees; greater than expected manufacturing and administrative costs; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent report on Form 10-K.  Additionally, to the foregoing factors should be added the financial, market and supply disruption and other ramifications of terrorist actions and natural disasters, including without limitation, the effects of hurricanes Katrina and Rita .